Exhibit 10.21

                              JACKSON HEWITT, INC.


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                      AMENDED AND RESTATED CREDIT AGREEMENT

                            Dated as of May 30, 1997


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                                NATIONSBANK, N.A.





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            THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of May 30,
1997, between JACKSON HEWITT, INC., a Virginia corporation (the "Company"), and NATIONSBANK, N.A., formerly known as NationsBank of Virginia, N.A. (the "Bank").

            The Company and the Bank are parties to a Credit Agreement dated as of June 28, 1994, as amended by First Amendment to Credit Agreement dated as of October 19, 1994, by Second Amendment to Credit Agreement dated as of January 4, 1995, and by an Amended and Restated Credit Agreement dated as of July 17, 1995, as amended by First Amendment to Amended and Restated Credit Agreement dated as of October 17, 1995 and by Second Amendment to Amended and Restated Credit Agreement dated as of April 30, 1996, and by an Amended and Restated Credit Agreement dated as of June 7, 1996, as amended by First Amendment to Amended and Restated Credit Agreement dated as of September 10, 1996 (the "Original Agreement"). The Company and the Bank now wish to make certain changes to the Original Agreement.

            The parties hereto hereby agree that the Original Agreement is amended and restated in its entirety to read as follows, from and after the date hereof:


                                    ARTICLE I
                                   DEFINITIONS

            Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

                        "Accounts": the meaning assigned thereto in the Security Agreement.

                        "Affiliate": as to the Company, (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company, or (b) any Person who is a director, officer or employee (i) of the Company, (ii) of any Subsidiary of the Company or (iii) of any Person described in the preceding clause (a). For purposes of this definition, control of a Person shall mean (A) the power, direct or indirect,
(i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, or
(B) the ownership, direct or indirect, of 10% or more of any class of stock of such Person.

                        "Agreement": this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                        "Borrowing Base": at a particular time, the sum of (i) the Net Security Value of the Eligible Accounts at such time and (ii) the Net Security Value of the Eligible Notes Receivable at such time.

                        "Borrowing Base Certificate":   means a borrowing base
certificate substantially in the form of Exhibit B hereto, with appropriate insertions setting forth the Borrowing Base as of a particular date, executed by a duly authorized Responsible Officer of the Company.

                        "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in Norfolk, Virginia are authorized or required by law to close.

                        "Capitalized Lease Obligations": as of the date of any determination thereof, the obligations of any Person, contingent or otherwise, under any agreements for the lease, hire or use of real or personal property which agreements have been, or under GAAP are required to be, capitalized whether or not such obligations are shown as liabilities or commitments on the balance sheet of such Person.

                        "Code": the Internal Revenue Code of 1986, as amended from time to time.

                        "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b), (c), (m) or (n) of the Code.

                        "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Board of Directors of the Company in good faith.

                        "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                        "Deed of Trust": the credit line deed of trust dated January 4, 1995, executed and delivered by the Company granting the Bank a first priority Lien on the Real Property, which is recorded in the Clerk's Office for the Circuit Court of the City of Virginia Beach, Virginia in Deed Book 3465 at Page 894, as it may be amended, supplemented or otherwise modified from time to time.

                        "Default": any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                        "Eligible Accounts": At the time of any determination thereof, all Accounts of the Company as to which the following requirements have been fulfilled to the satisfaction of the Bank: (a) the Company has lawful and absolute title to each of such Accounts; (b) each of such Accounts is a valid, legally enforceable obligation of the Person who is obligated under such Account (the "account debtor"); (c) none of such Accounts is subject to any dispute, off-set, counterclaim or other claim or defense on the part of the account debtor, or to any claim on the part of the account debtor denying liability under such Account in whole or in part; (d) the Company has the full and unqualified right to assign and grant a security interest in such Accounts to the Bank as security for the Obligations (as defined in the Security Agreement);
(e) all of such Accounts are subject to a fully perfected first security interest in favor of the Bank pursuant to the Security Agreement prior to the rights of, and enforceable as such against, any other Person; (f) none of such Accounts is subject to any security interest or Lien in favor of any Person other than the Lien of the Bank pursuant to the Security Agreement and other Liens permitted hereunder; (g) each of such Accounts is evidenced by an invoice rendered to the account debtor (except for Accounts owing from the Company's franchisees pursuant to agreements with such franchisees and Accounts which are rebates from lending institutions with which the Company has tax refund anticipation loan agreements) and is not evidenced by any instrument or chattel paper; (h) each of such Accounts has arisen from the sale (on an absolute basis) of goods or services by the Company in the ordinary course of the Company's business, which have been delivered or rendered to the account debtor for such Accounts; (i) no account debtor in respect of any of the Accounts is (A) incorporated in or primarily conducting business in any jurisdiction located outside the United States of America or Puerto Rico or (B) any foreign government or any agency, department or instrumentality thereof; (j) the Company is not aware nor has the Company reason to be aware of any bankruptcy reorganization, bankruptcy, receivership, custodianship, insolvency or other like condition in respect of any account debtor for any of the Accounts; (k) the Company is not indebted to the account debtor for any of the Accounts for any goods provided or services rendered by such account debtor or otherwise; and (l) none of the Accounts has been outstanding more than 30 days from the date of billing.

                        "Eligible Notes Receivable": At the time of any determination thereof, all Notes Receivable of the Company as to which the following requirements have been fulfilled to the satisfaction of the Bank: (a) the Company has lawful and absolute title to each of such Notes Receivable; (b) each of such Notes Receivable is a valid, legally enforceable obligation of the Person who is obligated under such Notes Receivable (the "note debtor"); (c) none of such Notes Receivable is subject to any dispute, off-set, counterclaim or other claim or defense on the part of the note debtor, or to any claim on the part of the note debtor denying liability under such Note Receivable in whole or in part; (d) the Company has the full and unqualified right to assign and grant a security interest in such Notes Receivable to the Bank as security for the Obligations (as defined in the Note Pledge Agreement); (e) all of such Notes Receivable are subject to a fully perfected first security interest in favor of the Bank pursuant to the Note Pledge Agreement prior to the rights of, and enforceable as such against, any other Person and all of such Notes Receivable have been delivered to the Bank, properly endorsed to the Bank; (f) none of such Notes Receivable is subject to any security interest or Lien in favor of any Person other than the Lien of the Bank pursuant to the Note Pledge Agreement and other Liens permitted hereunder; (g) the Company is not aware nor has the Company reason to be aware of any bankruptcy reorganization, bankruptcy, receivership, custodianship, insolvency or other like condition in respect of any note debtor for any of the Notes Receivable; (h) none of such Notes Receivable is due from an Affiliate; and (i) none of such Notes Receivable is 60 days or more overdue.

                        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                        "Event of Default":  any of the events specified in
Article VII, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                        "GAAP": Generally Accepted Accounting Principles in the United States of America in effect from time to time.

                        "Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

                         "Guarantee": the guarantee of the Guarantors dated as
of September 10, 1996, as it may be amended, supplemented or otherwise modified from time to time."

                         "Guarantors": the collective reference to Hewfant, Inc.
and Oden, Inc., individually, a "Guarantor"."

                        "Indebtedness":  as to any Person, at a particular time,
(a) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, including, without limitation, bankers' acceptances, letter of credit reimbursement obligations, accounts payable, accrued expenses and other current liabilities, and inter-company accounts, (b) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (c) Capitalized Lease Obligations of such Person.

                        "Libor Rate": for any day, the fluctuating interest rate per annum obtained by dividing (i) the one month London Interbank Offered Rate quoted in the "Money Rates" section of "The Wall Street Journal" by (ii) an amount equal to 1 minus the "Floating Libor Reserve Requirement" for such day. "Floating Libor Reserve Requirement" means the rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserve) are required to be maintained by the Bank by any applicable Governmental Authority, on the date for which interest is being calculated, against U.S. dollar non-personal time deposits in the United States with a term equal to one month, expressed as a decimal.

                        "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

                        "Loan": any loan made to the Company pursuant to this Agreement.

                        "Loan Documents": the collective reference to this Agreement, the Notes, the Guarantee, the Security Documents and all additional documents which may from time to time be delivered by the Company pursuant hereto; all as they may be amended from time to time; individually, a "Loan Document".

                        "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                        "Net Security Value":

            (a) In respect of Accounts, an amount equal to 50% of the book value of Eligible Accounts as reflected on the books of the Company in accordance with GAAP on any date of determination thereof; and

            (b) In respect of Notes Receivable, an amount equal to the percentage of the book value of Eligible Notes Receivable as reflected on the books of the Company in accordance with GAAP set forth below for the months specified:

Period                               Percentage

February through October                50%

November and December                   60%

January                                 70%


                        "Note Pledge Agreement": the Note Pledge Agreement dated as of June 28, 1994, from the Company to the Bank, as the same may be amended, supplemented or otherwise modified from time to time.

                        "Notes":    the collective reference to the Working
Capital Note and the Term Note.

                        "Notes Receivable": the meaning assigned thereto in the Note Pledge Agreement.

                        "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

                        "Person": an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

                        "Plan": at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Commonly Controlled Entity for employees of a member or members of the Commonly Controlled Entity, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Commonly Controlled Entity is then making or accruing an obligation to make contributions or has within the preceding five years made contributions.

                        "Prepayment Cost": as to each Prepayment Installment, an amount equal to (i) the present value of the interest that would be payable on the Prepayment Installment from the date of prepayment to the maturity of such installment at the interest rate payable on the Term Note, minus (ii) the present value of the interest that would be payable on the Prepayment Installment from the date of prepayment to the due date of such installment at the interest rate equal to the annualized yield on the United States Treasury security with a maturity date nearest the final maturity of the Term Note as reported on the date of prepayment. For purposes of the foregoing computation, present value shall be computed using a discount rate equal to the annualized yield on such United States Treasury security.

                        "Prepayment Installment": any installment of principal designated as a prepayment on the Term Note.

                        "Real Property": the real property in Virginia Beach, Virginia more particularly described in the Deed of Trust together with the improvements thereon and the appurtenances thereunto belonging.

                        "Reportable Event":  any of the events set forth in
Section 4043(b) of ERISA or the regulations thereunder.

                        "Requirement of Law": as to any Person, the Certificate of Incorporation or Articles of Incorporation and Bylaws, Articles of Organization and Operating Agreement, Partnership Agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

                        "Responsible Officer": the Chairman, the President or any Vice President or the Treasurer of the Company or, with respect to financial matters, the chief financial officer of the Company or the chief accounting officer of the Company or such other person designated by the Bank and the Company, in writing.

                        "Security Agreement": the Security Agreement dated as of June 28, 1994 executed and delivered by the Company, in favor of the Bank, as the same may be amended, supplemented or otherwise modified from time to time.

                        "Security Documents": the collective reference to the Security Agreement, the Deed of Trust, the Note Pledge Agreement and all additional deeds of trust, mortgages, security agreements and pledge agreements as may from time to time be delivered to the Bank pursuant hereto, all as they may be amended from time to time; individually a "Security Document".

                        "Subordinated Debt": Indebtedness of the Company to a third party lender or investor which has been approved by the Bank and which has been subordinated to the Loans and all other amounts owing to the Bank by the Company on terms which are acceptable to the Bank, including, without limitation, provisions that no principal or interest payments will be made on such subordinated debt if there is any Default or Event of Default.

                        "Subsidiary": as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

                        "Tangible Net Worth": at a particular date (i) the sum of the following items (or their equivalents) set forth on a balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP: the par or stated value of all outstanding capital stock, capital surplus and retained earnings less (ii) all intangible assets such as, but not limited to, goodwill (including any amounts, however designated on the balance sheet, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Company), licenses, patents, trademarks, trade names, copyrights, customer lists, organizational costs, appraisal surplus, consulting agreements, covenants not to compete, officer and stockholder advances or receivables, affiliate advances or receivables, and the like, all determined in accordance with GGAP.

                        "Term Loan": the term loan made to the Company by the Bank pursuant to Section 2.5 hereof and evidenced by the Term Note.

                        "Term Note": the term note dated January 4, 1995, executed and delivered by the Company to the Bank, in the original principal amount of $975,000, as the same may be amended, supplemented or otherwise modified from time to time.

                        "Unfunded Vested Liabilities": with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under the Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Commonly Controlled Entity to the PBGC or the Plan under Title IV of ERISA.

                        "Withdrawal Liability": at a particular date, the aggregate liability of the Company or any Commonly Controlled Entity (regardless of the date of payment) to any Multiemployer Plans pursuant to ss. 4201 of ERISA if, on such date, the Company or any Commonly Controlled Entity were to withdraw (partially or completely) from such Plans.

                        "Working Capital Commitment": the Bank's obligation to make line of credit advances to the Company under the Working Capital Note pursuant to Section 2.1 hereof in the amount referred to therein.

                        "Working Capital Commitment Period": for the Working Capital Commitment, the period from and including the date hereof to and including the Working Capital Termination Date.

                        "Working Capital Note": the Amended and Restated Line of Credit Note dated the date hereof to be executed and delivered by the Company to the Bank in the maximum principal amount of $8,000,000, amending and restating the Line of Credit Note dated June 28, 1994, as amended by First Allonge to Line of Credit Note dated as of January 12, 1995, and as amended by Amended and Restated Line of Credit Note dated July 17, 1995, and as amended by Amended and Restated Working Capital Note dated June 7, 1996, and as amended by Amended and Restated Working Capital Note dated September 10, 1996, substantially in the form of Exhibit A, as it may be amended, supplemented or otherwise modified from time to time.

                        "Working Capital Termination Date": June 30, 1999, or such earlier date as the Working Capital Commitment shall terminate as provided herein or such later date as may hereafter be agreed to by the Bank, in writing, provided that the Company may request that the Working Capital Commitment be renewed annually in order to provide ongoing two year commitments for financing.

            Section 1.2  Other Definitional Provisions.

                        (a) All terms defined in this Agreement shall have the defined meanings when used in the Loan Documents and in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

                        (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

                                   ARTICLE II
                            AMOUNT AND TERMS OF LOANS

            Section 2.1  Working Capital Commitment.

                        (a) Subject to the terms and conditions hereof, the Bank agrees to make Loans to the Company from time to time during the Working
Capital Commitment Period in an aggregate principal amount at any one time outstanding not to exceed:

             (i) Two Million Dollars ($2,000,000.00) from the date hereof through June 30, 1997;

             (ii) Three Million Dollars ($3,000,000.00) from July 1, 1997 through July 31, 1997;

             (iii) Four Million Dollars ($4,000,000.00) from August 1, 1997 through September 30, 1997;

             (iv) Five Million Dollars ($5,000,000.00) from October 1, 1997 through October 31, 1997;

             (v) Six Million Dollars ($6,000,000.00) from November 1, 1997 through November 30, 1997;

             (vi) Seven Million Dollars ($7,000,000.00) from December 1, 1997 through December 31, 1997;

             (vii) Eight Million Dollars ($8,000,000.00) from January 1, 1998 through February 28, 1998;

             (viii) Two Million Dollars ($2,000,000.00) from March 1, 1998 through June 30, 1998;

             (ix) Three Million Dollars ($3,000,000.00) from July 1, 1998 through July 31, 1998;

             (x) Four Million Dollars ($4,000,000.00) from August 1, 1998 through September 30, 1998;

             (xi) Five Million Dollars ($5,000,000.00) from October 1, 1998 through October 31, 1998;

             (xii) Six Million Dollars ($6,000,000.00) from November 1, 1998 through November 30, 1998;

             (xiii) Seven Million Dollars ($7,000,000.00) from December 1, 1998 through December 31, 1998;

             (xiv) Eight Million Dollars ($8,000,000.00) from January 1, 1999 through February 28, 1999; and

             (xv) Two Million Dollars ($2,000,000.00) from March 1, 1999 through June 30, 1999.

                        (b) During the Working Capital Commitment Period, the Company may use the Working Capital Commitment by borrowing, repaying in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof so long as (i) the aggregate principal amount outstanding does not exceed the amount set forth in Section 2.1(a) hereof, (ii) the Company maintains an outstanding balance on the Working Capital Note equal to zero for thirty consecutive days during the period (A) between March 1, 1998 and July 31, 1998 and (B) March 1, 1999 and June 30, 1999, and (iii) the Company's borrowings under the Working Capital Commitment do not exceed the Borrowing Base at any time.

            Section 2.2 Working Capital Note. The Loans made by the Bank pursuant to the Working Capital Commitment shall be evidenced by the Working Capital Note, payable to the order of the Bank, representing the obligation of the Company to pay the aggregate unpaid principal amount of all Loans made thereunder by the Bank. The Bank is authorized to endorse the date and amount of each Loan of the Bank and each payment of principal with respect thereto on a schedule to be annexed to the Working Capital Note or otherwise on the records of the Bank, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The Working Capital Note shall (a) be dated the date hereof, (b) be stated to mature on the Working Capital Termination Date, and (c) bear interest for the period from the date thereof on the unpaid principal amount thereof from time to time outstanding at a rate per annum equal to the Libor Rate plus 250 basis points. Interest only accrued on the Working Capital Note shall be payable on the first day of each month, commencing on the first such date to occur after the date hereof and on the Working Capital Termination Date.

            Section 2.3 Term Loan. Subject to the terms and conditions of this Agreement, the Bank has made a term loan to the Company in an original principal amount of $975,000.

            Section 2.4 Term Note. The Term Loan made by the Bank pursuant hereto is evidenced by the Term Note payable to the order of the Bank, representing the obligation of the Company to pay the unpaid principal amount of the Term Loan made by the Bank. The Term Note bears interest at a rate per annum equal to ten and eighty-seven one-hundredths percent (10.87%). The Term Note is payable on the first day of each month, beginning February 1, 1995 in equal monthly installments of principal and interest in the amount of $10,995.77. Notwithstanding the amortization of the Term Note, all amounts outstanding under the Term Note shall be due and payable in full on May 15, 2000.

            Section 2.5.  Method of Borrowing.

            (a) The Company shall give the Bank notice before 1:00 p.m. on any Business Day on which it is requesting a Working Capital Loan, specifying the amount of such Loan.

            (b) Unless the Bank determines that any applicable condition specified in this Agreement has not been satisfied, the Bank will credit the amount of the requested Loan to the general deposit account of the Company.

            Section 2.6. Fees.

            (a) The Company shall pay to the Bank a fee on the unused portion of the Working Capital Commitment equal to one-eighth percent (.125%) per annum, payable quarterly on the first day of each calendar quarter.

            (b) The Company shall pay to the Bank a non-refundable commitment fee of $10,664, payable $5435 at closing and $5229 on July 1, 1998.

            Section 2.7  Prepayments.

            (a)         Optional.

                        (i) The Company may, at its option, at any time and from time to time, prepay Loans made pursuant to the Working Capital Commitment, in whole or in part, without premium or penalty.

                        (ii) In the event the Term Note is prepaid, in whole or in part, prior to maturity, whether voluntarily or by reason of acceleration, the Company shall pay a prepayment fee equal to the aggregate of the Prepayment Cost applicable to each Prepayment Installment.

            (b) Mandatory. The Company shall immediately repay Loans made pursuant to the Working Capital Commitment to the extent that the aggregate principal amount outstanding thereon shall at any time exceed the amount of the Borrowing Base at such time.

            Section 2.8 Computation of Interest and Fees. Interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

            Section 2.9 Disbursements and Payments. All proceeds of the Loans shall be disbursed by the Bank to the Company. Each payment by the Company on account of principal, interest and fees with respect to the Loans shall be made to the Bank. All payments (including prepayments) by the Company on account of principal, interest and fees shall be made without set-off or counterclaim to the Bank at the office of the Bank in lawful money of the United States of America and in immediately available funds. Whenever any payment of principal or interest on the Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.

            Section 2.10 Use of Proceeds. The proceeds of the Loans made under the Working Capital Commitment shall be used by the Company for working capital and general purposes. The proceeds of the Term Loan were used by the Company to purchase the Real Property for use as the Company's headquarters.

            Section 2.11 Collateral. The Notes shall be secured by the Security Documents.

            Section 2.12 Late Charges; Default Interest. In the event the Company fails to pay any installment of principal and/or interest or otherwise fails to repay any Note within seven (7) days of its due date, the Company will pay the Bank on demand a late charge of five percent (5%) of the overdue payment. Any overdue principal of and, to the extent permitted by law, overdue interest on any Note shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of three percent (3%) plus the otherwise applicable rate for such day.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

            In order to induce the Bank to enter into this Agreement and to make the loans herein provided for, the Company hereby covenants, represents and warrants to the Bank that:

            Section 3.1 Financial Condition. The consolidated balance sheet of the Company and its consolidated Subsidiaries provided to the Bank by the Company, accurately reflects the consolidated financial condition of the Company and its consolidated Subsidiaries on the date stated therein.

            Section 3.2 No Change. Since the date of the most recent balance sheet of the Company provided to the Bank, there has been no material adverse change in the business, operations, assets or financial or other condition of the Company.

            Section 3.3 Borrowing Base. The amount of the Loans outstanding under the Working Capital Commitment as of the last day of each month does not exceed the Borrowing Base at such time.

            Section 3.4 Corporate Existence; Compliance with Law. The Company
(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business required such qualification, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Company and could not materially adversely affect the ability of the Company to perform its obligations under this Agreement, the Notes and the Security Documents and to effectuate the transactions contemplated hereby and thereby.

            Section 3.5 Corporate Power; Authorization; Enforceable Obligations. The Company has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party, to borrow hereunder and to effectuate the transactions contemplated hereby and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Notes, to grant the mortgage liens and security interests pursuant to the Security Documents and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, or other act by or in respect of any Person or any Governmental Authority, is required or advisable in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party. The Loan Documents to which the Company is a party have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

            Section 3.6 No Legal Bar. The execution, delivery and performance of the Loan Documents and the borrowings hereunder, the use of the proceeds thereof and the granting of the security interests pursuant to the Security Documents will not violate any Requirement of Law or any Contractual Obligation of the Company, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation except as permitted in Section 6.2 hereof.

            Section 3.7 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company, any of its employee benefit programs, policies or Plans or against any of its properties or revenues (a) with respect to the Loan Documents or any of the transactions contemplated thereby, or (b) which could have a material adverse effect on the business, operations, property or financial or other condition of the Company.

            Section 3.8 No Default. The Company is not in default under or with respect to any Contractual Obligation in any respect which could be materially adverse to the business, operations, property or financial or other condition of the Company, or which could materially adversely affect the ability of the Company to perform its obligations under the Loan Documents. No Default or Event of Default has occurred and is continuing.

            Section 3.9 Ownership of Property; Liens. The Company has good record and marketable title in fee simple to all its real property, and good title to all its other property, and none of such property is subject to any Lien, except as permitted in Section 6.2 hereof.

            Section 3.10 No Burdensome Restrictions. No Contractual Obligation of the Company and no Requirement of Law materially adversely affects, or insofar as the Company may reasonably foresee may so affect, the business, operations, property or financial or other condition of the Company.

            Section 3.11 Taxes. The Company has filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority; and no tax liens have been filed and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges.

            Section 3.12 Federal Regulations. The Company is not engaged and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any loans hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.

            Section 3.13 Compliance with ERISA; Prohibited Transactions. Each member of the Commonly Controlled Entity has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with provisions of ERISA and the Code and published regulations presently applicable to each Plan. No member of the Commonly Controlled Entity has incurred any liability, or has entered into any transaction that is likely to cause any liability to be incurred to the PBGC or any Plan under Title IV of ERISA. No Lien has been attached and no Person has threatened to attach a Lien on any property of the Company as a result of the Company's failure to comply with ERISA. None of the Plans is a Multiemployer Plan. With respect to each Plan, the Plan has not at any time:

                        (a) engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or in Section 406 of ERISA;

                        (b) incurred any "accumulated funding deficiency," as such term is defined in Sections 302(a)(2) and 4243 of ERISA, whether or not waived; or

                        (c) been terminated in a manner which could result in the imposition of a Lien on the property of the Company pursuant to Section 4068 of ERISA.

            Section 3.14 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            Section 3.15 Subsidiaries. The Company has no Subsidiaries except Hewfant, Inc. and Oden, Inc.

            Section 3.16 Operations and Business. The Company has engaged in no business other than the business currently being conducted by the Company.

            Section 3.17 Patents, Copyrights, Permits, Licenses, Trademarks and Leases. The Company owns all of the patents, trademarks, permits, service marks, trade names, copyrights and licenses, or rights with respect to the foregoing, and has obtained, or shall have obtained, all assignments of all leases and other rights of whatever nature, necessary for the present and planned future conduct of its business, without any known conflict with the rights of others which might result in a material adverse effect on the business, operations, property or financial or other condition of the Company.


        Section 3.18 The Security Documents. The provisions of the Security Documents are effective to create in favor of the Bank, a legal, valid and enforceable security interest in all right, title and interest of the Company in the collateral described therein. The Deed of Trust constitutes a fully perfected first Lien on the Real Property. Uniform Commercial Code financing statements have been filed in the offices in the jurisdictions listed in
Schedule 1, and the Security Agreement has been filed in the United States Copyright Office. Therefore, the Security Agreement constitutes fully perfected security interests in all right, title and interest of the Company in such collateral superior in right to any Liens, existing or future, which the Company or any third Person may have against such collateral or interests therein, except as permitted by Section 6.2 below or specifically consented to by the Bank. When the Notes Receivable have been delivered to the Bank, the Bank shall have a perfected first priority Lien in the Notes Receivable pursuant to the Note Pledge Agreement.


                                   ARTICLE IV
                              CONDITIONS PRECEDENT

            Section 4.1 Conditions to First Loan. The obligation of the Bank to make its first Loan under the Working Capital Commitment is subject to the satisfaction of the following conditions precedent:

                         (a)  Note; Guarantee.  The Bank shall have received the
Working Capital Note conforming to the requirements hereof, duly executed and delivered by a duly authorized officer of the Company. The Bank shall have received the Guarantee, duly executed and delivered by the Guarantors.

                         (b)  Corporate Proceedings.  The Bank shall have
received a copy of the resolutions (in form and substance satisfactory to the Bank) of the Board of Directors of the Company authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party, (ii) the consummation of the transactions contemplated thereby and (iii) the borrowings herein provided for and the granting of the mortgage liens and security interests pursuant to the Security Documents, certified by the Secretary or the Assistant Secretary of the Company on the date of the making of the initial Loan hereunder. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificate.

                         (c)  Incumbency Certificate of Company.  The Bank shall
have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the date of the making of the initial Loan hereunder, as to the incumbency and signature of the officers of the Company executing the Loan Documents and any certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

                         (d)  Security Documents.  The Bank shall have received
the Security Documents, each duly executed and delivered by a duly authorized Responsible Officer of the Company, together with the originals of all Notes Receivable in existence on the date of the first Loan, properly endorsed to the Bank.

                         (e)  Filings, Registrations and Recordings.  Any
documents (including, without limitation, the Security Agreement and Uniform Commercial Code financing statements) required to be filed, registered or recorded in order to create, in favor of the Bank, a perfected Lien on the collateral described in the Security Documents shall have been properly filed, registered or recorded in each office in each jurisdiction in which such filings, registrations and recordations are required; the Bank shall have received acknowledgment copies of all such filings, registrations and recordations stamped by the appropriate filing, registration or recording officer (or, in lieu thereof, other evidence satisfactory to the Bank that all such filings, registrations and recordations have been made); and the Bank shall have received evidence that all necessary filing, subscription and inscription fees and all recording and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings have been paid in full by or on behalf of the Company.

                         (f) No Proceedings or Litigation.  No action, suit or
proceeding before any arbitrator or any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been threatened, against the Company or any of the officers or directors of the Company, seeking to restrain, prevent or change the transactions contemplated by the Loan Documents, in whole or in part, or questioning the validity or legality of the transactions contemplated by the Loan Documents or seeking damages in connection with such transactions.

                         (g) Insurance.  The Bank shall have received evidence
satisfactory to it that the Company or other appropriate party has obtained the policies of insurance required by the Security Documents and Section 5.5 of this Agreement.

                         (h) Consents, Licenses, Approvals, etc.  The Bank shall
have received certified true copies of all consents, licenses and approvals required or advisable in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect and be satisfactory in form and substance to the Bank.

                         (i) No Default or Event of Default.  No Default or
Event of Default shall have occurred and be continuing hereunder or after giving effect to the making of the loans hereunder.

                         (j) Borrowing Base.  The Bank shall have received a
Borrowing Base Certificate as of the date of the first Loan.

                         (k) Additional Information.  The Bank shall have
received such additional information as it shall have reasonably requested, including, without limitation, copies of any debt agreements, security agreements and other material contracts.

                         (l) Additional Matters.  All corporate and other
proceedings and all other documents and legal matters in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Bank and its counsel.

            Section 4.2 Conditions to All Loans. The obligation of the Bank to make any Loan on any date is subject to the satisfaction of the following conditions precedent:

                         (a) Representations and Warranties.  The
representations and warranties made by the Company in the Loan Documents, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct on and as of the date of such Loan as if made on and as of such date.

                         (b) No Default or Event of Default.  No Default or
Event of Default shall have occurred on or before such date and/or after giving effect to the Loan to be made on such date.

                         (c) Borrowing Base Certificate.  The Bank shall have
received a Borrowing Base Certificate in accordance with Section 5.2(c) hereof.

                         (d) Maximum Amount of Loans.  The aggregate amount of
the Loans outstanding under the Working Capital Commitment, after giving effect to a Loan, shall not exceed the amount of the Borrowing Base at any time, as reflected on the most recent Borrowing Base Certificate furnished to the Bank.

                         (e) Satisfaction of Conditions.  Each borrowing by the
Company under this Agreement shall constitute a representation and warranty by the Company as of the date of each such borrowing that the conditions contained in the foregoing paragraphs (a) through (d) of this Section 4.2 have been satisfied.

            Section 4.3 Conditions to Term Loan. The making of the Term Loan was subject to the satisfaction of certain conditions precedent specified in earlier agreements between the Bank and the Company, all of which have been satisfied.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

            The Company hereby agrees that, so long as the Working Capital Commitment remains in effect, any Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder, the Company shall:

            Section 5.1  Financial Statements.  Furnish to the Bank:

                         (a) as soon as available, but in any event within one
hundred twenty-five (125) days after the end of each fiscal year of the Company, a copy of the audited financial statements of the Company and its consolidated Subsidiaries, prepared in accordance with GAAP on a consolidated and consolidating basis as at the end of such year, including a balance sheet and statements of income and retained earnings and paid-in capital and changes in financial position, setting forth in each case in comparative form the figures for the previous year, certified without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing acceptable to the Bank, and certified by a Responsible Officer of the Company as being true and correct in all material respects;

                         (b) as soon as available, but in any event not later
than fifty (50) days after the end of each accounting quarter of the Company an internally prepared financial statement for the Company and its consolidated Subsidiaries prepared on a consolidated and consolidating basis as at the end of each such quarter and for the year to date, certified by a Responsible Officer;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

            Section 5.2  Certificates; Other Information.  Furnish to the Bank:

                       (a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b) above, a certificate of a Responsible Officer of the Company (i) stating that, to the best of such officer's knowledge, the Company during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Loan Documents to be observed, performed or satisfied by them, and that such officers have obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail satisfactory to the Bank, the calculations supporting such statement in respect of Section 5.10 hereof;

                        (b) within five days after the same are sent, copies of all financial statements and reports which the Company sends to stockholders, and within five days after the same are filed, copies of all financial statements and reports, if any, which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                        (c) on the 20th day of each month a Borrowing Base Certificate which shall reflect the required information concerning Accounts and Notes Receivable as of the last day of the preceding month; and

                        (d) promptly, such additional financial and other information as the Bank may from time to time reasonably request.

            Section 5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and other obligations of whatever nature, except, in the case of such other obligations, when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company.

            Section 5.4 Conduct of Business and Maintenance of Existence. Engage in business of the same general type as now conducted by the Company, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Company.

            Section 5.5 Maintenance of Property, Insurance. Keep all property useful and necessary in its business in good working order and condition, normal wear and tear excepted; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, designating the Bank as loss payee, provided that, in any event, the Company shall maintain insurance at all times on its tangible personal property and real property in an amount equal to the replacement cost of such property at such time; and furnish to the Bank, upon written request, full information as to the insurance carried.

            Section 5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Company with officers and employees of the Company and with its independent certified public accountants.

            Section 5.7  Notices.  Promptly give notice to the Bank:

                         (a) of the occurrence of any Default or Event of
Default;

                         (b) of any (i) default or event of default under any
Contractual Obligation of the Company or (ii) litigation, investigation or proceeding which may exist at any time between the Company and any Governmental Authority, which in either case could have a material adverse effect on the business, operations, property or financial or other condition of the Company;

                         (c) of any litigation or proceeding affecting the
Company or any of its employee benefit programs, policies or plans in which the amount sued for is $100,000 or more and not fully covered by insurance or in which injunctive or similar relief is sought and of any material adverse development in such litigation or proceeding;

                         (d) of the following events, as soon as possible, and
in any event no later than the date the Company gives or is required to give notice to the PBGC of (i) the occurrence of any Reportable Event with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows the Plan Administrator of any Plan has given or is required to give notice of any such Reportable Event given or required to be given to the PBGC, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Company or any Plan, and in addition to such notice, deliver to the Bank whichever of the following may be applicable (A) a certificate of the chief financial officer of the Company setting forth details as to such Reportable Event and the action that the Company or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings to terminate the Plan or to appoint a trustee to administer the Plan or any notice to PBGC that such Plan is to be terminated, as the case may be, or (iii) any member of the Commonly Controlled Entity receives notice of complete or partial withdrawal liability under Title IV of ERISA;

                         (e) of the establishment of a Plan; and

                         (f) of a material adverse change in the business,
operations, property or financial or other condition of the Company.

            Each notice pursuant to this Section shall be accompanied by a statement of the chief executive officer or chief financial officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto. For all purposes of clause (d) of this Section 5.7, the Company shall be deemed to have all knowledge of all facts attributable to the administrator of such Plan.

            Section 5.8 Further Assurances. Execute and file all such further instruments, and perform such other acts, as the Bank may determine are necessary or advisable.

            Section 5.9 Outstanding Balances. Maintain an outstanding balance on the Working Capital Note equal to zero for thirty consecutive days during the period between March 1, 1998 and July 31, 1998 and between March 1, 1999 and June 30, 1999.

            Section 5.10 Financial Covenants. Maintain on a consolidated basis:

                        (a) a Debt Service Coverage Ratio of not less than 1.75 to 1.0 at April 30, 1997, April 30, 1998 and April 30, 1999, calculated as an average of the immediately preceding four (4) quarters;

                        For purposes of this Section 5.10(a), "Debt Service Coverage Ratio" means (A) the sum of Operating Profit and depreciation, amortization and other non-cash expenses minus the sum of cash dividends and treasury stock purchases; divided by (B) the sum of current maturities of long term debt for the prior period, prior period capital lease payments and interest expense; and "Operating Profit" means the Company's profit before interest expense and interest income, extraordinary gains or losses, other income or expenses and provision or benefit for income taxes, adjusted to exclude minority interests.

                        (b) a ratio of Indebtedness minus Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than (i) 1.50 to 1.00 at the end of the first, second and third quarters of the Company's fiscal year, and (ii) 1.00 to 1.00 at the end of each fiscal year of the Company.

            Section 5.11 Borrowing Base. Maintain an aggregate amount outstanding on the Working Capital Note which does not exceed the Borrowing Base.


                                   ARTICLE VI
                               NEGATIVE COVENANTS

            The Company hereby agrees that, so long as the Working Capital Commitment remains in effect or any Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder, the Company shall not, directly or indirectly, without the Bank's consent which shall not be unreasonably withheld:

            Section 6.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                        (a) Indebtedness in respect of the Notes;

                        (b) Indebtedness to the Bank;

                        (c) Indebtedness for purchase money obligations incurred in the ordinary course of business in an amount not to exceed $100,000;

                        (d) Indebtedness incurred to purchase or repurchase the Company's tax service franchises; and

                        (e) Indebtedness expressly consented to by the Bank in writing.

            Section 6.2 Limitation on Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

                         (a) Liens in favor of the Bank created pursuant to the
Security Documents or otherwise;

                         (b) Liens expressly consented to by the Bank in
writing;

                         (c) Liens for taxes, assessments or governmental
charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

                         (d) carriers', warehousemen's, mechanics',
materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

                        (e) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation;

                        (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                        (g) easements, municipal zoning ordinances, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company;

                        (h) Liens securing purchase money obligations permitted by Section 6.1 above; and

                        (i) Liens on the real property of the Company located at 224 Groveland Road, Virginia Beach, Virginia.

            Section 6.3 Limitation on Contingent Obligations. Agree to, or assume, guarantee, endorse or otherwise in any way, be or become responsible or liable for, directly or indirectly, any Contingent Obligation, except

                        (a) guaranties of leases entered into by the Company's franchisees;

                        (b) endorsements in the ordinary course of business;

                        (c) tax refund anticipation loan arrangements entered into with other lenders in the ordinary course of business; and

                        (d) guaranties of obligations of the Company's franchisees in an aggregate amount of up to $1,000,000.

            Section 6.4 Prohibition of Fundamental Changes. Enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or assets, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests but excluding obsolete or worn out property, or inventory disposed of in the ordinary course of business), or acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other evidence of beneficial ownership of, any Person, or make any material change in its present method of conducting business; provided that the purchase or sale of a franchise to provide tax services will not violate this Section 6.4.

            Section 6.5 Dividends and Stock Issuance. Declare or distribute any dividends, or make any payment or distribution on account of its common stock.

            Section 6.6 Investments. Except as otherwise specifically permitted hereunder, make or commit to make, any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person (all such transactions being herein called "investments") except:

                      (a) investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code), and notes receivable, arising or acquired in the ordinary course of business;

                      (b) investments in bank certificates of deposit or overnight repurchase obligations, open market commercial paper maturing within one year having the highest rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc., U.S. Treasury Bills and other short term obligations issued or guaranteed by the U.S. Government or any agency thereof;

                      (c)  the Notes Receivable; and

                      (d) loans to franchisees of the Company which are providing tax services.

            Section 6.7 Transactions with Affiliates and Officers. (i) Enter into any transactions, including, without limitation, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, or enter into, assume or suffer to exist any employment or consulting contract with any Affiliate or any officer thereof, except a transaction or contract which is in the ordinary course of the Company's business and which is upon fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arm's length transaction with a Person not an Affiliate or (ii) make any advance or loan in excess of $100,000 in the aggregate in any fiscal year to any Affiliate or any director, officer or employee thereof or of the Company or to any trust of which any of the foregoing is a beneficiary, or to any Person on the guarantee of any of the foregoing except for loans specifically permitted by this Agreement, (iii) pay any fees or expenses to, or reimburse or assume any obligation for the reimbursement of any expenses incurred by any Affiliate except for travel advances made by the Company in the ordinary course of business.

            Section 6.8 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Company of real or personal property which has been or is to be sold or transferred by the Company to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company.

            Section 6.9 Compliance with ERISA. (a) Terminate any Plan so as to result in any material liability to PBGC or any material Withdrawal Liability,
(b) engage in or permit any Person to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan which would subject the Company to any material tax, penalty or other liability,
(c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Sections 302(a)(2) and 4243 of ERISA), whether or not waived, involving any Plan, except for contingent Withdrawal Liability not in excess of $50,000, or (d) allow or permit to exist any event or condition which presents a material risk of incurring a material liability to PBGC.

            Section 6.10 Changes in Key Management. Make any changes in the key management of the Company.

            Section 6.11 No Subsidiaries. Directly or indirectly form or hold any additional Subsidiaries.

            Section 6.12 Refund Anticipation Loans. For a period of thirty (30) days in each fiscal year of the Company, permit any amounts to be outstanding under tax refund anticipation loan arrangements with lending institutions where such loan arrangements are Contingent Obligations of the Company.

            Section 6.13 Subordinated Debt. Make any payment of principal or interest on any Subordinated Debt if there is a Default or Event of Default.

                                   ARTICLE VII
                                EVENTS OF DEFAULT

            Upon the occurrence of any of the following events:

                (a) The Company shall fail to pay any principal or interest on the Notes when due, or the Company shall fail to pay any other amount payable hereunder in accordance with the terms hereof, or

                (b) Any representation or warranty made or deemed made by the Company herein or in any other Loan Document, or in any certificate, document or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                (c) The Company shall default in the observance or performance of any agreement contained in Section 5.5 or Article VI hereof; or

                (d) The Company shall default in the observance or performance of any other covenant or agreement contained in any Loan Document and such default shall continue unremedied for a period of thirty (30) days after written notice shall have been given by the Bank to the Company; or

                (e) Any Loan Document shall cease, for any reason, to be in full force and effect in accordance with its terms or any party thereto shall so assert in writing; or any Security Document shall cease, for any reason, to grant to the Bank a legal, valid and enforceable Lien on any of the collateral described therein or shall cease, for any reason, to have the priority purported to be created thereby at the time of the execution thereof; or any party to any Loan Document shall default in the observance or performance of any of the covenants or agreements contained therein; or

                (f) Any default or event of default shall occur and remain uncured beyond any applicable grace period under any notes, security documents, guarantees, agreements, documents or other instruments (other than the Loan Documents) between the Bank and (i) the Company or (ii) any Affiliate of the Company; or

                (g) The Company, shall (i) default in any payment of principal of or interest on any Indebtedness or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or
(ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is (A) to cause such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable, or (B) to allow the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries), to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable; or

                (h) (i) the Company shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it, or for all or any substantial part of its assets, or the Company shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause
(i) above which is not dismissed within sixty (60) days or which results in the entry of an order for relief or any such adjudication or appointment which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iii) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                (i) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Sections 302(a)(2) and 4243 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after the earlier of the date when the Company obtains actual knowledge of the Reportable Event or the date when notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) if on any date, the Withdrawal Liability exceeds $100,000, or (vi) any other event or condition shall occur or exist and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company to any tax, penalty or other liabilities which in the aggregate are material in relation to the business, operations, property or financial or other condition of the Company; or

                (j) One or more judgments or decrees shall be entered against the Company and such judgments or decrees shall not have been vacated, satisfied, discharged, or stayed within 60 days from the entry thereof; or

                (k) The audited financial statements of the Company for the fiscal year ended April 30, 1997 shall reflect a financial condition of the Company which, in the sole opinion of the Bank, is worse, in any material respect, from the financial condition of the Company reflected on the internally prepared estimated financial statements of the Company delivered to the Bank by the Company in April, 1997;

                Then, and in any such event, (a) if such event is an Event of Default specified in paragraph (h) above, automatically the Working Capital Commitment then in effect shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (b) if such event is any other Event of Default which has not been cured within any applicable grace period, the Bank may, (i) by notice to the Company, declare the Working Capital Commitment to be terminated forthwith, whereupon it shall immediately terminate; and/or (ii) by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                                  ARTICLE VIII
                                 MISCELLANEOUS

         Section 8.1 Amendments and Waivers. No provision of any Loan Document may be amended or modified in any way, nor may non-compliance therewith be waived, except pursuant to a written instrument executed by the Bank and the Company. In the case of any waiver, the Company and the Bank shall be restored to their former position and rights hereunder and under the outstanding Notes and the Security Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         Section 8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by telefax and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of telefax notice, when sent, answerback received, or in the case of private courier, when delivered to such courier, addressed as follows or to such address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

                   The Company:   Jackson Hewitt, Inc.
                                  Attn: Chief Financial Officer
                                  4575 Bonney Road
                                  Virginia Beach, Virginia 23462
                                  Fax No. (804) 473-8409

                   The Bank:      NationsBank, N.A.
                                  Attn:  Ms. Paula H. Smith
                                  Vice President
                                  One Commercial Place
                                  Norfolk, Virginia 23510
                                  Fax No. (804)441-8599

provided that any notice, request or demand to or upon the Bank shall not be effective until received.

         Section 8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder or under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         Section 8.4 Survival of Representations and Warranties. All representations and warranties made under any Loan Document and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of such Loan Document.

         Section 8.5 Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Bank for all of its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to the Loan Documents and any other documents prepared in connection therewith, and the consum mation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Bank, (b) to pay or reimburse the Bank for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and any such other documents, including, without limitation, fees and disbursements of counsel to the Bank, (c) to pay, indemnify, and to hold the Bank harmless from, any engineering fees, any and all recording and filing fees and taxes and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery and recordation of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of the Loan Docu ments, and any such other documents, and (d) to pay, indemnify, and hold the Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Loan Documents or any transaction financed in whole or in part directly or indirectly with the proceeds of any loans made under this Agreement (all the foregoing, collectively, the "indemnified liabilities"), provided, that the Company shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Bank or (ii) legal proceedings commenced against the Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) a breach of this Agreement by the Bank. The agreements in this Section shall survive repayment of the Notes and all other amounts payable hereunder.

         Section 8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and the Bank, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

         Section 8.7 Setoff.

                   (a) The Company agrees that the Bank shall have the right to set off and apply against all amounts owing to the Bank by the Company under the Notes or any other Loan Document any amount owing to the Company from the Bank.

                   (b) In addition to any rights and remedies of the Bank provided by law, the Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon the filing of a petition under any of the provisions of the federal bankruptcy act or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment of any receiver of, or of any of the property of; the issuance of any execution against any of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any of the property of; or the issuance of a warrant of attachment against any of the property of; the Company, to set off and apply against all amounts owing to the Bank by the Company under the Notes or any other Loan Documents, and against any other Indebtedness, whether matured or unmatured, of the Company to the Bank, any amount owing from the Bank to the Company, at or at any time after the happening of any of the above-mentioned events, and the aforesaid right of set off may be exercised by the Bank against the Company or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Company, or any of them, or against anyone else claiming through or against the Company or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set off shall not have been exercised by the Bank prior to the making, filing or issuance, or service upon the Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena or order or warrant.

         Section 8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Bank.

         Section 8.9 Governing Law. The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of Virginia, except to the extent that the law of other states or of the United States governs creation and perfection of security interests in collateral.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed, sealed and delivered by their properly and duly authorized officers as of the day and year first above-written.

                              JACKSON HEWITT, INC.


                              By:/s/ Keith E. Alessi    [Seal]
                                 _______________________

                              Title: President and CEO
                                    __________________________


                              NATIONSBANK, N.A.


                              By: /s/ Paula H. Smith   [Seal]
                                 ________________________

                              Title: Senior Vice President
                                    ___________________________